Exhibit 99.1

Press Release

SANTANDER BANCORP REPORTS EARNINGS OF $16.1 MILLION FOR
THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 2008
San Juan, Puerto Rico, November 11, 2008 — Santander BanCorp (NYSE: SBP; LATIBEX: XSBP) (“the Corporation”) reported yesterday its unaudited financial results for the quarter and nine months ended September 30, 2008. The Corporation reported net income of $16.1 million for the nine-month period ended September 30, 2008 and a loss of $8.2 million for the third quarter of 2008. These results incorporate a one-time before tax provision related to a claim receivable of $25.1 million resulting from certain securities sold under agreements to repurchase for which Lehman Brothers Inc. (“LBI”) was the counterparty. On September 19, 2008, LBI was placed in a Securities Investor Protection Corporation liquidation proceeding.
The Corporation’s financial results reflect the following:
•	An improvement of 64 basis points in net interest margin, on a tax equivalent basis, to 4.40% for the nine months ended September 30, 2008 versus 3.76% for the same period in 2007 and an improvement of 120 basis points to 4.76% for the quarter ended September 30, 2008 compared to 3.56% for the same quarter in 2007.

•	Non-interest income for to the nine and three-month periods ended September 30, 2008 and 2007, increased $23.3 million or 24.2% and $5.9 million or 19.4%, respectively as compared to the same periods in prior year.

•	Operating expenses for the nine and three-month periods ended September 30, 2008 and 2007 reflected a decrease of $10.6 million or 4.1% and $12.4 million or 10.9%, respectively as compared to the same periods in prior year.

•	The Efficiency Ratio, on a tax equivalent basis, for the nine months ended September 30, 2008 and 2007 was 59.21% and 65.59%, respectively, reflecting an improvement of 638 basis points. For the quarter ended September 30, 2008 and 2007, the Efficiency ratio, on a tax equivalent basis, was 59.00% and 68.81%, respectively, reflecting an improvement of 981 basis points.

•	The Corporation’s total assets experienced a $1.0 billion decrease to $8.2 billion at September 30, 2008. This decrease is partially attributed to a reduction of $502. 3 million in investment securities available for sale during the nine-month period ended September

For more information contact:
María Calero (787) 777-4437
Michelle Balaguer (787) 777-4186

30, 2008, the sale of $194.7 million in impaired loans to an affiliate further described below and the Corporation’s ongoing efforts taken to reduce risk weighted assets;

•	The provision for loan losses represented 112% of the net charge-offs for the nine months ended September 30, 2008; and

•	Total non-performing loans (excluding other real estate owned) were reduced by $84.8 million to $209.6 million or 3.26% of total loans as of September 30, 2008 from $294.4 million or 4.16% of total loans as of December 31, 2007. This decrease in non-performing loans is partially attributed to the sale of certain impaired loans to an affiliate for $194.7 million in cash.
For the nine and three months ended September 30, 2008 and 2007, net income (loss) and other selected financial information, as reported are the following:

	Nine months ended		Three months ended
(in thousands, except earnings per share)	30-Sep-08	30-Sep-07	30-Sep-08	30-Sep-07
Net Income (Loss)	$16,076	$(34,274)	$(8,162)	$(50,099)
EPS (LPS)	$0.34	$(0.73)	$(0.18)	$(1.07)
ROA	0.24%	(0.50)%	(0.38)%	(2.14)%
ROE	3.80%	(7.85)%	(5.71)%	(34.58)%
Efficiency Ratio (*)	59.21%	65.59%	59.00%	68.81%
Net Interest Margin, on a tax equivalent basis	4.40%	3.76%	4.76%	3.56%

(*) Operating expenses less provision for claim receivable and impairment charges divided by net interest income on a tax equivalent basis plus a gain on sale of securities, gain on equity securities and loss on extinguishment of debts and derivatives.
Use of NON-GAAP Financial Measures
The following tables summarize the effects in operating results of certain transactions on non-GAAP financial measures for purpose of comparing the operating results of the nine-month period and quarter ended September 30, 2008 with the results of the same periods of 2007 excluding certain transactions. Non-GAAP financial measures for the nine month-period and quarter ended September 30, 2008 and 2007 excludes the goodwill and trade name impairment charges, the after-tax compensation expense associated with certain incentive plans and after tax of provision for claim receivable related to the Lehman Brothers liquidation proceeding.

For more information contact:
María Calero (787) 777-4437
Michelle Balaguer (787) 777-4186

	Nine Months Ended		Three Months Ended
(in thousands, except earnings per share)	30-Sep-08	30-Sep-07	30-Sep-08	30-Sep-07
Net income (loss) as reported under US GAAP	$16,076	$(34,274)	$(8,162)	$(50,099)

Non GAAP adjustments:
Goodwill and trade name impairment charges	$—	$39,705	$—	$39,705
Increase (decrease) in compensation expense sponsored by Santander Group, net of tax	$(1,253)	$6,169	$21	$1,113
Gain realized on settlement by counterparty of investment securities pledged under agreement to repurchase, net of tax	$(1,924)	$—	$(1,924)	$—
Provision for claim receivable, net of tax	$15,323	$—	$15,323	$—

Non GAAP Net Earnings (Loss)	$28,222	$11,600	$5,258	$(9,281)
EPS (LPS)	$0.61	$0.25	$0.11	$(0.20)
ROA	0.42%	0.17%	0.25%	(0.40)%
ROE	6.68%	2.66%	3.68%	(6.41)%
Efficiency Ratio	59.75%	62.58%	58.97%	67.13%
Commenting on the reported financial results of the Corporation, Juan Moreno, President & CEO, said: “The earnings include a provision related to estimated credit losses on securities sold under agreements to repurchase arising from the bankruptcy of Lehman Brothers. This one-time event is expected to be compensated by eliminating the interest cost of an expensive repurchase agreement. This event could represent approximately an average $4 million in additional annual net interest income. Despite the challenging environment, the Corporation registered a significant improvement in its net interest margin, double digit growth in non-interest income during the nine-month period ended September 30, 2008, and a reduction in operating expenses and non-performing loans.“
Net Interest Income
The Corporation’s net interest income for the nine months ended September 30, 2008 was $268.1 million, an increase of $34.4 million, or 14.7%, compared with $233.6 million for the nine months ended September 30, 2007. This improvement was mainly due to a decrease in interest expense of $79.4 million or 29.2% when compared with the same period in prior year. The average cost of funds on interest-bearing liabilities experienced a decrease of 129 basis points from 4.78% for the nine-month period ended September 30, 2007 to 3.49% for the same period in 2008. This was influenced by the reduction in federal funds rates made by the Federal Reserve since June 2007 which resulted in a lower cost of short term borrowings. Interest income reflected a reduction of $45.0 million or 8.9% for the nine-month period ended September 30, 2008 compared to the same period in 2007 mainly due to decreases of $31.8 million or 7.1% principally caused by changes in rate and to a lesser extent to a decline in volume in interest income on loans and $12.1 million or 23.8% in interest income on investment securities attributed a decline in volume and also a decrease from a rates.

For more information contact:
María Calero (787) 777-4437
Michelle Balaguer (787) 777-4186

The Corporation’s net interest income for the three months ended September 30, 2008 reached $92.4 million compared with $76.0 million for the same period in 2007, reflecting an increase of $16.4 million, or 21.5%. There was a decrease in interest expense of $38.5 million or 40.9% when compared with the same period in prior year due to a decrease in average cost of funds of 164 basis points from 4.81% to 3.17% for the quarter ended September 30, 2008. Interest income reflected a reduction of $22.1 million or 13.0% for the quarter ended September 30, 2008 from $170.1 million for the quarter ended September 30, 2007 to $148.0 million mainly due to a decrease of $15.4 million or 10.2% in interest income on loans. The average interest-earning assets at September 30, 2008 decreased $269.0 million or 3.2% when compared with figures reported at September 30, 2007. This decrease was mainly due to a decrease of $210.0 million in average investment securities due to a reduction of $347 million of investment securities available for sale during the nine-month period ended September 30, 2008, which includes $221 million of investment held as collateral of the securities sold under agreements to repurchase with LBI. There was a decrease of $165.8 million in average net loans for the nine months ended September 30, 2008 compared with the same period in 2007. For the nine-month period ended September 30, 2008, the decrease in average investment available for sale and average net loans was partially offset by an increase of $106.7 million in average interest bearing deposits.
The decrease in average interest-bearing liabilities of $229.6 million or 3.0% for the nine-month period ended September 30, 2008, was driven by a decrease in average borrowings of $524.1 million when compared to the nine-month period ended September 30, 2007.
For the three-month period ended September 30, 2008, net interest margin, on a tax equivalent basis, reflected an increase of 120 basis points from 3.56% for the quarter ended September 30, 2007 to 4.76% for the quarter ended September 30, 2008. The 120 basis points increase in net interest margin, on a tax equivalent basis, was mainly due a decrease in interest expense on average interest-bearing liabilities of $38.5 million or 40.9% principally due to a decrease in the cost of average interest-bearing liabilities of 164 basis points. This reduction in interest expense was principally due to the significant reduction of 197 basis points in the cost of average borrowings (comprised of federal funds purchased and other borrowings, securities sold under agreements to repurchase and commercial paper issued) from 5.62% for the third quarter of 2007 to 3.65% for the same quarter of 2008, reflecting the Federal Reserve’s interest rate cuts. The impact of the decrease in average cost of funds was partially offset by a 31 basis points decrease in yield on the average interest-earning assets resulting in a decrease of $22.4 million in interest income, on a tax equivalent basis, on average interest-earning assets. This decrease was mainly due to a 42 basis points decrease in the yield on average gross loans.
For the three months ended September 30, 2008, average interest-earning assets decreased $807.8 million or 9.3% when compared to same period the prior year. This reduction was mainly due a decrease of $430.8 million or 6.2% in average net loans and $393.0 million or 26.4% in average investment securities due to a sale of $347 million of investment securities available for sale during the year of 2008 which includes $221.0 million of investment securities held by LBI as collateral for the securities sold under agreements to repurchase. These reductions were partially offset by an increase of $16.1 million or 6.4% in average interest-bearing deposits.

For more information contact:
María Calero (787) 777-4437
Michelle Balaguer (787) 777-4186

The $793.2 million decrease in average interest-bearing liabilities for the quarter ended September 30, 2008, was driven by $1.1 billion decrease in average borrowings offset by an increase of $307.4 million in average interest bearing deposits.
Provision for Loan Losses
The Corporation’s provision for loan losses increased $23.4 million or 23.4% from $100.2 million for the nine months ended September 30, 2007 to $123.7 million for the same period in 2008 and decreased $1.8 million or 3.8% for the quarter ended September 30, 2008 when compared with the same period in prior year. The increase in the provision for loan losses was due primarily to increases in non-performing loans due to the deterioration in economic conditions in Puerto Rico, requiring the Corporation to increase the level of its allowance for loan losses. There was an increase of $18.9 million in past-due loans (non-performing loans and accruing loans past-due 90 days or more) which reached $223.2 million as of September 30, 2008, from $204.3 million as of September 30, 2007. Non-performing loans were $209.6 million as of September 30, 2008, an increase of $12.5 million or 6.3%, compared to non-performing loans as of September 30, 2007.
Other Income
For the nine months ended September 30, 2008, other income reached $119.8 million, a $23.3 million or 24.2% increase when compared to $96.5 million for the same period in 2007. For the quarter ended September 30, 2008, other income reflected an increase of $5.9 million or 19.4% to $36.4 million when compared to the figures reported in the same period in 2007. Other income was impacted by the following:
•	Broker-dealer, asset management and insurance fees reflected an increase of $ 9.0 million for the nine-month period ended September 30, 2008, due to increases in broker-dealer and asset management fees of $12.0 million partially offset by a decrease of $3.0 million in insurance fees due to a reduction in credit life commissions generated from the Island Finance operation. For the quarter ended September 30, 2008, the broker-dealer and asset management fees and insurance fees remained basically unchanged when compared with the third quarter of 2007. The broker-dealer operation is carried out through Santander Securities Corporation, whose business includes securities underwriting and distribution, sales, trading, financial planning and securities brokerage services. In addition, Santander Securities provides investment management services through its wholly-owned subsidiary, Santander Asset Management Corporation. The broker-dealer, asset management and insurance operations contributed 48.5% and 44.3% to the Corporation’s other income for the nine and three-month period ended September 30, 2008, respectively, and 50.9% and 54.8% to the for the nine and three-month period ended September 30, 2007.

•	There was an increase in gain on sale of securities available for sale of $4.9 million for the nine months ended September 30, 2008 principally due to a reduction of $347 million of investment securities available for sale during the nine-month period ended September 30, 2008. This reduction of balance includes sale of investment available for sale to a third party of 125.3 million, resulting in a gain of $2.9 million during the first quarter of 2008 and

For more information contact:
María Calero (787) 777-4437
Michelle Balaguer (787) 777-4186

$221.4 million related to investment securities available for sale held as collateral by LBI under securities sold under agreements to repurchase. The Corporation recognized $2.3 million gain in connection with the settlement of the securities sold under agreements to repurchase.

•	The Corporation reported an increase in gain on derivative instruments of $4.1 million for the nine months ended September 30, 2008 compared with the same period during the prior year mainly due to the net effect of incorporating the Corporation’s credit risk in the derivative fair value calculation methodology pursuant the adoption of SFAS 157. For the quarter ended September 30, 2008, there was an increase in gain on derivative instruments of $2.1 million when compared with the quarter ended September 30, 2007 mostly resulting from a gain million arising from the credit risk component incorporated into the fair value calculation of a subordinated note recognized during the quarter pursuant to SFAS 157.

•	There were decreases in gain on sale of residential mortgage loans of $2.1 million for the nine-month periods ended September 30, 2008 compared with the same periods the prior year, due to a decrease in mortgage loans sold of $109.9 million and $22.1 million for the nine and three-month period ended September 30, 2008, respectively, compared with the same period in 2007.

•	During the first quarter of 2008 a gain of $8.6 million on the sale of part of the investment in Visa, Inc. in connection with its initial public offering was recognized through earnings and included within other gains and losses, net.

•	An unfavorable valuation adjustment of $6.9 million and $2.3 million for loans held for sale was recorded through earnings and included within other gains and losses during the nine and three-month period ended September 30, 2008.

•	There was an increase in other income of $5.0 million for the nine months ended September 30, 2008 compared with the same period in 2007. This increase was mainly due to the market valuation on broker CD’s accounted for as per SFAS No. 159 of $2.1 million, a commission of $1.0 million received from NOVA as part of the sale of the Corporation’s merchant business during 2007, $0.7 million of swap income not hedged, $0.6 million of a gain on tax credit purchased and $0.4 million incentive from Mastercard based on customer volume affiliated. For the quarter ended September 30, 2008 compared with the same quarter in 2007, other income reflected an increase of $3.5 million principally due to a valuation on broker CD’s not hedge of $2.1 million, $0.6 million of a gain on tax credit purchased and $0.4 million of swap income no hedge.
Operating Expenses
The Corporation’s operating expenses reflected a decrease of $10.6 million and $12.4 million for the nine and three-month periods ended September 30, 2008, respectively, when compared with

For more information contact:
María Calero (787) 777-4437
Michelle Balaguer (787) 777-4186

nine and three-month period ended September 30, 2007. The variances in operating expenses are described below:
•	Total salaries and other employee benefits reflected a decrease of $4.4 million during the nine months ended September 30, 2008 compared with the same period the prior year. This reduction is mostly attributed to a decrease in stock incentive compensation expense sponsored Santander Group, of $12.2 million which is partially offset by an increase of $4.6 million in other compensation, mainly due to a $4.4 million increment in commissions and bonuses. There was also a reduction in deferred loan origination costs of $2.6 million, which also offset the decrease in stock incentive compensation expense described above. For the quarter ended September 30, 2008, total salaries and other employee benefits remained basically flat when compared with the quarter ended September 30, 2007.

•	The Corporation’s non-personnel expenses decreased $6.2 million for the nine months ended September 30, 2008 compared with the same period in prior year. This decrease was mainly due to $39.7 million related goodwill and trade name impairment charges recognized during the third quarter of 2007; a provision for claim receivable of $25.1 million recognized during the third quarter of 2008 which represent the excess of the value of the securities held by LBI over the amount owned by the Corporation under the securities sold under agreements to repurchase, described previously. Other increases in non-personnel expenses includes: $5.7 million in professional fees principally due to an increment in consulting fees regarding the adoption of new accounting pronouncements and review of other operational procedures; $3.0 million in occupancy cost due to the sale and leaseback of the Corporation’s two principal properties in December 2007; $3.9 million in EDP servicing expenses, amortization and technical services and $3.0 million in FDIC assessment due to the 2007 assessment systems implemented under the Federal Deposit Insurance Reform Act of 2005 that imposed insurance premiums based on factors such as capital level, supervisory rating, certain financial ratios and risk information. These increases were partially offset by a decrease of $6.9 million in business promotion.

•	For the quarter ended September 30, 2008, non-personal expenses reflected a decrease of $12.5 million principally due to $39.7 million related to goodwill and trade name impairment charges recognized during the third quarter of 2007 partially offset by a provision for claim receivable of $25.1 million recognized during the third quarter of 2008, described previously. Other increases were $2.9 million in professional services; $1.2 million in occupancy cost and $0.9 million in EDP servicing expenses, amortization and technical services. These increases were partially offset by a decrease in business promotion of $2.7 million for the quarter ended September 30, 2008 when compared with the same period in 2007.
The Efficiency Ratio, on a tax equivalent basis, for the nine months ended September 30, 2008 and 2007 was 59.21% and 65.59%, respectively, reflecting an improvement of 638 basis points. For the quarter ended September 30, 2008 and 2007, the Efficiency ratio, on a tax equivalent basis, was 59.00% and 68.81%, respectively, reflecting an improvement of 981 basis points. This improvement was mainly the result of higher net interest income and reduction in operating

For more information contact:
María Calero (787) 777-4437
Michelle Balaguer (787) 777-4186

expenses. As previously discussed, the Corporation recorded $25.1 million provision for claim receivable. For the third quarter of 2007, the Corporation recorded an estimated impairment charge of $39.7 million for goodwill and other intangible assets as operating expense. The effect of these non-recurring transactions was excluded from operating expenses to determine the Efficiency Ratio, on a tax equivalent basis.
Balance Sheet
The Corporation’s assets reached $8.1 billion as of September 30, 2008, an 11.2% or $1.0 billion decrease compared to total assets of $9.2 billion at December 31, 2007 and a 12.1% or $1.1 billion decrease compared to total assets of $9.2 billion at September 30, 2007. The reduction on Corporation’s total assets was mainly due to a decrease of $663.1 million in net loan portfolio as of September 30, 2008 compared with December 31, 2007 and a decrease of $502.3 million in investment securities due to $347 million securities sold which includes $221 million related to investment securities held by LBI as collateral of securities sold under agreements to repurchase. These decreases were partially offset by an increase in cash and cash equivalents of $202.0 million.
Loans
The composition of the loan portfolio, including loans held for sale, was as follows:

	Sept. 30,	Dec. 31,	Sept. 08/Dec. 07	Sept. 30,	Sept. 08/Sept. 07
	2008	2007	Variance	2007	Variance
	(In thousands)
Commercial and industrial	$2,310,740	$2,561,325	$(250,585)	$2,474,795	$(164,055)
Construction	222,304	484,237	(261,933)	492,970	(270,666)
Mortgage	2,639,940	2,685,962	(46,022)	2,728,306	(88,366)
Consumer	595,570	643,054	(47,484)	638,812	(43,242)
Consumer Finance	591,435	611,113	(19,678)	607,623	(16,188)
Leasing	68,377	92,641	(24,264)	102,297	(33,920)

Gross Loans	6,428,366	7,078,332	(649,966)	7,044,803	(616,437)
Allowance for loan losses	(180,090)	(166,952)	(13,138)	(144,544)	(35,546)

Net Loans	$6,248,276	$6,911,380	$(663,104)	$6,900,259	$(651,983)

The net loan portfolio, including loans held for sale, reflected a decrease of $663.1 million or 10.0%, reaching $6.2 billion at September 30, 2008, compared to the figures reported as of December 31, 2007, and a decrease of $652.0 million or 9.5%, when compared to September 30, 2007. The construction and commercial loan portfolio decreased $261.9 million, or 54.1% and $250.6 million or 10.0%, respectively, when compared to the December 31, 2007 balance and $270.7 million, or 55.0% and $164.1 million or 6.6% respectively, when compared to the September 30, 2007 balance. The reduction in these portfolios was basically due to the sale of $223.3 million of certain impaired commercial and construction loans to an affiliate and net repayments of approximately of $289.4 million during the nine months ended September 30, 2008. The Corporation reported decrease in consumer loans (including consumer finance) of

For more information contact:
María Calero (787) 777-4437
Michelle Balaguer (787) 777-4186

$67.2 million or 5.4% when compared with December 31, 2007 balances and $59.4 million or 4.8% when compared with September 30, 2007 balances. A leasing portfolio also reflected decreases of $24.3 million and $33.9 million when compared with December 31, 2007 and September 30, 2007, respectively.
The $88.4 million reduction in mortgage loan portfolio at September 30, 2008 compared to September 30, 2007 was principally due to a decrease in residential mortgage loan origination of $173.2 million. Residential mortgage loan origination for the nine months ended September 30, 2008 was $294.3 million, 37.1% less than the $467.5 million originated during the same period in 2007. Total mortgage loans sold and securitized during the nine months ended September 30, 2008 were $160.8 million compared to $217.6 million during the same period in 2007.
Allowance for Loan Losses
The following table sets forth an analysis of the allowance for loan losses during the periods indicated:
ALLOWANCE FOR LOAN LOSSES

	For the nine months ended		For the three months ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In thousands)
Balance at beginning of period	$166,952	$106,863	$186,889	$127,916
Provision for loan losses	123,650	100,224	45,560	47,350

	290,602	207,087	232,449	175,266

Losses charged to the allowance	113,412	65,397	53,357	31,371

Recoveries	2,900	2,854	998	649

Net loans charged-off	110,512	62,543	52,359	30,722

Balance at end of period	$180,090	$144,544	$180,090	$144,544

Ratios:
Allowance for loan losses to period-end loans	2.80%	2.05%	2.80%	2.05%
Recoveries to charge-offs	2.56%	4.36%	1.87%	2.07%
Annualized net charge-offs to average loans	2.14%	1.19%	3.13%	1.73%
The Corporation’s allowance for loan losses was $180.1 million or 2.80% of period-end loans at September 30, 2008, a 75 basis point increase compared to $144.5 million, or 2.05% of period-end loans at September 30, 2007. The $180.1 million in the allowance for loan losses is comprised of $110.5 million related to commercial banking and $69.6 million to the consumer finance operations, with a provision for loan losses of $80.8 million and $42.8 million for each respective segment for the nine months ended September 30, 2008. At September 30, 2007, the composition of the allowance for loan losses of $144.5 million was of $83.1 million related to commercial banking and $61.4 million to the consumer finance operations, with a provision for loan losses of $48.9 million and $51.4 million for the same period for each respective segment.

For more information contact:
María Calero (787) 777-4437
Michelle Balaguer (787) 777-4186

The 75 basis points increment in the allowance for loan losses to period-end loan was due to the increase in non-performing loans and loans past due 90 days or more of $18.9 million from $204.3 million at September 30, 2007 to $223.2 million at September 30, 2008.
The ratio of allowance for loan losses to non-performing loans and accruing loans past due 90 days or more was 80.69% and 70.77% at September 30, 2008 and September 30, 2007, respectively, an increase of 992 basis points. At September 30, 2008, this ratio increased 25.33 percentage points when compared to 55.36% at December 31, 2007. Excluding non-performing mortgage loans (for which the Corporation has historically had a minimal loss experience) this ratio was 186.0% at September 30, 2008 compared to 120.6% as of September 30, 2007 and 79.51% as of December 31, 2007.
The annualized ratio of net charge-offs to average loans for the nine-month period ended September 30, 2008 was 2.14%, increasing 95 basis points from 1.19% for the same period in 2007. This change was due to an increment in net charge-offs of $48.0 million during 2008 when compared with the same period in 2007 mainly due to $28.6 million charge-offs resulting from the sale of construction and commercial loans of $223.1 million to an affiliate during the nine-month period ended September 30, 2008.
At September 30, 2008, impaired loans (loans evaluated individually for impairment) and related allowance amounted to approximately $97.1 million and $9.8 million, respectively. At December 31, 2007 impaired loans and related allowance amounted to $205.6 million and $25.6 million, respectively.

For more information contact:
María Calero (787) 777-4437
Michelle Balaguer (787) 777-4186

Non-performing Assets and Past Due Loans
The following table presents the major categories of non-performing loans and the variances for the periods indicated:
Non-performing Assets and Past Due Loans

	September 30,	December 31,	September 30,
	2008	2007	2007
	(Dollars in thousands)
Commercial and Industrial	$34,299	$21,236	$23,681
Construction	8,904	141,140	50,431
Mortgage	114,923	80,805	73,321
Consumer	13,122	10,818	10,194
Consumer Finance	35,248	37,412	37,039
Leasing	2,786	2,334	1,762
Restructured Loans	346	693	694

Total non-performing loans	209,628	294,438	197,122
Repossessed Assets	18,908	16,447	13,738

Total non-performing assets	$228,536	$310,885	$210,860

Accruing loans past-due 90 days or more	$13,551	$7,162	$7,134

Non-Performing loans to total loans	3.26%	4.16%	2.80%
Non-Performing loans plus accruing loans past due 90 days or more to total loans	3.47%	4.26%	2.90%
Non-Performing assets to total assets	2.81%	3.39%	2.28%
As of September 30, 2008, the Corporation’s total non-performing loans (excluding other real estate owned) reached $209.6 million or 3.26% of total loans from $294.4 million or 4.16% of total loans as of December 31, 2007 and from $197.1 million or 2.80% of total loans as of September 30, 2007. The Corporation’s non-performing loans reflected an increase of $12.5 million or 6.3% compared to non-performing loans as of September 30, 2007 and a decrease of $84.8 million or 28.8% compared to non-performing loans as of December 31, 2007. The $12.5 million increase in non-performing loans was principally due to the $41.6 million increase in nonperforming residential mortgage loans and $10.6 million in commercial loans partially offset by a decrease in construction loans of $41.5 million when compared to September 30, 2007. Compared to December 31, 2007, the decrease of $84.8 million was composed mainly of $132.2 million or 93.7% decrease in non-performing construction loans due to the sale of certain impaired construction loans to an affiliate during the nine-month ended September 30, 2008. This decrease was partially offset by increases of $34.1 million or 42.2% in residential mortgages and $13.1 million or 61.5% in commercial loans
Liabilities
The Corporation’s total liabilities reached $7.6 billion as of September 30, 2008, reflecting a decrease of $1.1 billion or 12.1% compared to December 31, 2007. This reduction in total liabilities was principally due to a decrease in total borrowings (comprised of federal funds purchased and other borrowings, securities sold under agreements to repurchase, commercial

For more information contact:
María Calero (787) 777-4437
Michelle Balaguer (787) 777-4186

paper issued, federal home loan advances, term and capital notes) of $1.4 billion or 45.2% at September 30, 2008 from $3.1 billion at December 31, 2007. This decrease was partially offset by an increase in total deposits of $429.2 million or 8.3% to $5.6 billion as of September 30, 2008 from $5.2 billion as of December 31, 2007.
Total deposits of $5.6 billion as of September 30, 2008 were composed of $1.1 billion in brokered deposits and $4.5 billion of customer deposits. Compared to December 31, 2007, brokered deposits reflected a decrease of $358.6 million or 24.6% and customer deposits reflected increases of $787.8 million, or 21.3% as of September 30, 2008. The increase in customer deposits was due to a certificate of deposit for the amount of $630 million opened by Banco Santander, S.A. at Banco Santander Puerto Rico, described below.
Total borrowings at September 30, 2008 (comprised of federal funds purchased and other borrowings, securities sold under agreements to repurchase, commercial paper issued, federal home loan bank advances and term and capital notes) decreased $1.4 billion or 45.2% and 606.0 million or 26.0% compared to borrowings at December 31, 2007 and September 30, 2007, respectively. The $1.4 billion decrease includes a decrease in fed funds purchased and other borrowings of $706.1 million due to the refinancing of the $700 million outstanding indebtedness incurred under bridge facility agreement among the Corporation, SFS and National Australia Bank Limited compared at December 31, 2007. Securities sold under agreements to repurchases decrease by $260.6 million due to the cancellation of $200 million of securities sold under agreements to repurchase due to LBI. Also, there were decreases in commercial paper issued of $234.6 million, federal home loan bank advances of $210.0 million and subordinated capital notes of $11.0 million compared at December 31, 2007.
Customer Financial Assets under Control
As of September 30, 2008, the Corporation had $14.0 billion in Customer Financial Assets under Control. Customer Financial Assets under Control include bank deposits (excluding brokered deposits), broker-dealer customer accounts, mutual fund assets managed, and trust, institutional and private accounts under management.
Shareholder Value
As of September 30, 2008, the Corporation’s common stock price per share was $10.8, resulting in a market capitalization of $503.7million, including affiliated holdings compared to book value equity of $555.3 million.
The Corporation declared a cash dividend of $0.20 per common share during the nine-month period ended September 30, 2008 to all stockholders. The current annualized dividend yield is 2.5%. In light of the continuing challenging general economic conditions in Puerto Rico and the global capital markets, the Board of Directors of the Corporation voted during August 2008 to discontinue the payment of the quarterly cash dividend on the Corporation’s common stock to strengthen the institution’s core capital position. The Corporation may use a portion of the funds previously paid as dividends to reduce its outstanding debt. The Corporation’s decision is part of the significant actions it has proactively taken in order to face the on-going challenges presented

For more information contact:
María Calero (787) 777-4437
Michelle Balaguer (787) 777-4186

by the Puerto Rico economy, which among others, include: selling the merchant business to an unrelated third party; maintaining an on-going strict control on operating expenses; an efficiency plan driven to lower its current efficiency ratio; and merging its mortgage banking and commercial banking subsidiaries.. While each of the Corporation and its banking subsidiary remain above well capitalized ratios, this prudent measure will preserve and continue to reinforce the Corporation’s capital position.
There were no stock repurchases during the first semesters of 2008 and 2007 under the Stock Repurchase Program. As of September 30 2008, the Corporation had acquired, as treasury stock, a total of 4,011,260 shares of common stock, amounting to $67.6 million.
As of September 30, 2008, the Corporation was well capitalized under the regulatory framework for prompt corrective action. At September 30, 2008 the Corporation continued to exceed the regulatory risk-based capital requirements for well-capitalized institutions. Tier I capital to risk-adjusted assets and total capital ratios at September 30, 2008 were 8.65% and 11.84%, respectively, and the leverage ratio was 6.05%.
Availability on Website
The Corporation makes available additional financial information on the Corporation’s website at www.santandernet.com, and can be accessed by clicking on “Investor Relations” on the website main page and clicking on “Financial Highlights on Excel”.
Institutional Background
Santander BanCorp is a publicly held financial holding company that is traded on the New York Stock Exchange (SBP) and on Latibex (Madrid Stock Exchange) (XSBP). 91% of the outstanding common stock of Santander BanCorp is owned by Banco Santander, S.A (Santander). The Corporation has five wholly owned subsidiaries, Banco Santander Puerto Rico, Santander Securities Corporation. Santander Financial Services, Inc., Santander Insurance Agency, Inc. and Island Insurance Corporation. Banco Santander Puerto Rico has been operating in Puerto Rico for thirty-two years. It offers a full array of services through 57 branches in the areas of commercial, mortgage and consumer banking, supported by a team of over 1,100 employees. Santander Securities offers securities brokerage services and provides portfolio management services through its wholly owned subsidiary Santander Asset Management Corporation. Santander Financial Services, Inc. offers consumer finance products through its network of 68 branches throughout the Island. Santander Insurance Agency offers life, health and disability coverage as a corporate agent and also operates as a general agent. For more information, visit the Company’s website at www.santandernet.com.
Santander (SAN.MC, STD.N) is the largest bank in the euro zone by market capitalization and fifth in the world by profit. Founded in 1857, Santander has EUR 912,915 million in assets and EUR 1,063,892 million in managed funds, 65 million customers, 11,178 branches and a presence in 40 countries. It is the largest financial group in Spain and Latin America, and is the sixth largest bank in the United Kingdom, through its Abbey subsidiary, and is the third largest banking group in Portugal. Through Santander Consumer Finance, it also operates a leading in 12 European countries (Germany, Italy and Spain, among others) and the United States. In 2007, Santander registered €9,060 million in net attributable profits, an increase of 19% from the previous year.

For more information contact:
María Calero (787) 777-4437
Michelle Balaguer (787) 777-4186

In Latin America, Santander manages over US$300 billion in business volumes (loans, deposits, mutual funds and managed funds) through 4,498 offices. In 2007, Santander reported $3,648 million in net attributable income
For more information contact:
María Calero (787) 777-4437
Michelle Balaguer (787) 777-4186
This news release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industry in which the Company operates, its beliefs and its management’s assumptions. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the Company does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

For more information contact:
María Calero (787) 777-4437
Michelle Balaguer (787) 777-4186